EXHIBIT A

IDENTIFICATION OF SUBSIDIARY(IES)

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company:

Firstar Investment Research & Management Co., LLC                      IA

Mercantile Trust Company, N.A.                                         BK